UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

TOBIRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Blvd, Suite 300, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 741-6625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

At a meeting held on May 14, 2015, the audit committee of the Board of Directors of Tobira Therapeutics, Inc. (previously known as Regado Biosciences, Inc.) (the “Company”) approved the engagement of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2015. At the same meeting, the audit committee of the Board of Directors of the Company approved the dismissal of Grant Thornton LLP (“GT”) as independent registered public accounting firm of the Company effective May 14, 2015.

The reports of GT on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2013 and December 31, 2014 and in the subsequent interim period through May 14, 2015, there were no disagreements with GT on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of GT would have caused GT to make reference to the matter in their report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. The Company has requested GT to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter, dated May 14, 2015 is filed as Exhibit 16.1 to this Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   On May 15, 2015, the Board approved base salaries and annual incentive bonus targets for the Company’s executive officers. The salary increases became effective on May 4, 2015, the date on which our merger with Regado Biosciences, Inc., closed. The base salary of Dr. Laurent Fischer, the Company’s Chief Executive Officer, was increased from $385,000 to $490,000, and his target bonus opportunity was increased from 40% to 50% of his base salary. The base salary of Chris Peetz, the Company’s Chief Financial Officer, was increased from $265,000 to $325,000, and his target bonus opportunity was increased from 25% to 35% of his base salary. The officers’ bonus opportunities were granted pursuant to the Company’s Management Cash Incentive Plan (described below) and will be earned based upon achievement of corporate performance objectives. No bonus will be paid unless at least 70% of such corporate performance objectives are achieved, and the maximum bonus that may be earned is 150% of the target amount. Specific performance metrics for these 2015 bonuses have not yet been established.

On May 15, 2015, the Board adopted the Tobira Therapeutics, Inc. Management Cash Incentive Plan (the “Incentive Plan”), which is attached to this 8-K as Exhibit 10.1. The Incentive Plan permits the Company to award and pay performance-based incentive bonuses to its officers and other employees, with such bonuses incorporating such performance objectives and relating to such performance periods as the Board and/or the Compensation Committee may determine from time to time. Bonus awards made under the Incentive Plan may be paid in cash, although the Company may also satisfy its obligations under the Incentive Plan in shares of its common stock. The Incentive Plan is administered by the Compensation Committee of the Board, which will determine if performance goals are achieved or exceeded and which retains the discretion to increase, reduce or eliminate the bonus that otherwise would have been payable based on actual performance. In general, employees must remain employed by the Company at the time of payment to receive an award.

On May 15, 2015, the Board also granted an option to purchase 105,000 and 85,000 shares of the Company’s common stock to each of Dr. Fischer and Mr. Peetz, respectively. Such options were granted under the Company’s 2010 Stock Plan, which plan was assumed by the Company in the merger and is attached to this 8-K as Exhibit 10.2, and will vest over four years of continuous service provided by each officer following the date of grant, with 25% vesting after the completion of 12 months of service and the remainder vesting in substantially equal installments following each of an additional 36 months of continuous service.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Management Cash Incentive Plan

10.2	Tobira Therapeutics, Inc. 2010 Stock Plan and form of Stock Option Agreement thereunder

16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission, dated May 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

Date: May 20, 2015